Exhibit 4.1

ORION ENERGY SYSTEMS, INC.

AMENDMENT TO RIGHTS AGREEMENT

AMENDMENT (the “Amendment”) made and entered into as of January 3, 2019 by and between Orion Energy Systems, Inc., a Wisconsin corporation (the “Company”), and Equiniti Trust Company, a limited trust company organized under the laws of the State of New York (as successor to Wells Fargo Bank, N.A.), as rights agent (the “Rights Agent”), under the Rights Agreement, dated as of January 7, 2009 between the Company and the Rights Agent (the “Agreement”). Capitalized terms used but not expressly defined in this Amendment shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, pursuant to Section 27 of the Agreement, the Company may from time to time prior to such time as any Person becomes an Acquiring Person supplement or amend the Agreement in accordance with the provisions of Section 27 of the Agreement.

WHEREAS, as of the date hereof, no Person has become an Acquiring Person.

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to amend the Agreement to extend the Final Expiration Date and decrease the initial exercise price of the Rights.

NOW, THEREFORE, in consideration of the premises and mutual agreements herein set forth, the Company and the Rights Agent hereby amend the Agreement as follows:

Section 1. Amendment to Section 7(a) of the Agreement. Section 7(a) of the Agreement is hereby amended by deleting clause (i) thereof and replacing it in its entirety with the following:

“(i) the Close of Business on January 7, 2022, subject to extension (the “Final Expiration Date”)”

Section 2. Amendment to Section 7(b) of the Agreement. Section 7(b) of the Agreement is hereby amended by deleting Section 7(b) and replacing it in its entirety with the following:

“The Purchase Price for each Common Share pursuant to the exercise of a Right shall initially be $7.00, shall be subject to adjustment from time to time as provided in Sections 11 and 13 hereof and shall be payable in lawful money of the United States of America in accordance with Section 7(c) below.”

Section 3. Amendment to References to January 7, 2019 and $30.00 in Exhibits A and B. References to “January 7, 2019” in the Form of Right Certificate (Exhibit A to the Agreement) and in the Summary of Common Share Purchase Rights (Exhibit B to the Agreement) shall be deemed to be references to “January 7, 2022”. References to “$30.00” in the Form of Right Certificate (Exhibit A to the Agreement) and in the Summary of Common Share Purchase Rights (Exhibit B to the Agreement) shall be deemed to be references to “$7.00”.

Section 4. Ratification of Agreement; Effect of Amendment. Except to the extent expressly modified herein, all of the terms, covenants and other provisions of the Agreement are hereby ratified and confirmed and shall continue to be in full force and effect in accordance with their respective terms. In the event of any conflict or inconsistency between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment will control. From and after the date of this Amendment, all references to the Agreement (whether in the Agreement, in this Amendment or otherwise) shall refer to the Agreement as amended by this Amendment.

Section 5. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Wisconsin and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

Section 6. Counterparts. This Amendment may be executed in one or more counterparts, and counterparts may be exchanged by electronic transmission, each of which will be deemed an original, but all of which together constitute one and the same instrument.

Section 7. Headings. The headings contained in this Amendment are included for purposes of convenience only, and will not affect the meaning or interpretation of this Amendment.

[Signatures appear on the following page.]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

ORION ENERGY SYSTEMS, INC.

By:	/s/ Michael W. Altschaefl
Name:	Michael W. Altschaefl
Title:	Chief Executive Officer

EQUINITI TRUST COMPANY

By:	/s/ Martin J. Knapp
Name:	Martin J. Knapp
Title:	Vice President

[Signature Page to Rights Agreement Amendment]